FOR IMMEDIATE RELEASE:

ICONIX BRAND GROUP REPORTS RECORD EARNINGS FOR SECOND QUARTER 2006

• Licensing revenue $18.4 million versus $4.3 million in prior year quarter
• EBITDA of $11.4 million versus $1.6 million in prior year quarter
• Fully diluted EPS of $0.19 versus $0.08 in prior year quarter
• Company broadens 2006 earnings per share guidance

NEW YORK, July 27, 2006 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter of 2006. Licensing revenue increased to approximately $18.4 million as compared to $4.3 million in the second quarter of the prior year. The increase in licensing revenue was driven primarily by the continued roll out and success of the Candie’s brand at Kohl’s Department Stores, contributions from the Company’s 2005 acquisitions of the Joe Boxer and Rampage brands, and a greater-than-expected contribution from the Company’s recent acquisition of the Mudd brand in April 2006. The Company reported fully diluted earnings per share of $0.19 versus $0.08 in the second quarter of the prior year, which included a non-cash income tax benefit of $0.01 and $0.06, respectively. Net income for the quarter was approximately $8.3 million versus $2.5 million in the prior year quarter. EBITDA was approximately $11.4 million versus $1.6 million in the prior year quarter and free cash flow was approximately $9.4 million versus $1.2 million in the prior year quarter.

Six months ended June 30:

For the six months ended June 30, 2006 licensing revenue was approximately $31.7 million compared to $8.6 million in the prior year six month period. Net income was approximately $15.7 million versus $3.3 million in the prior year six month period. Fully diluted earnings per share were $0.37 compared to $0.11 in the prior year six month period. EBITDA for the six months ended June 30, 2006 was approximately $19.8 million compared to $3.4 million in the prior year six month period and free cash flow was approximately $15.9 million compared to $2.6 million in the prior year six month period.

Other Developments:

The Company has announced that due to delays associated with the completion of the proxy statement/prospectus relating to the Mossimo transaction, the merger is now expected to close in September. The delay in closing Mossimo, which was originally planned for July, combined with the treatment that approximately $2 million of the Company’s deferred tax asset has been recognized as equity, and not through the income statement, will impact 2006 net income. However, the Company is currently experiencing stronger than anticipated organic growth in several of its divisions and is also evaluating several acquisition opportunities, one of which it anticipates closing this year, and either or both of which could offset the impact of the delayed Mossimo closing and tax treatment.

Neil Cole, Chairman and CEO of Iconix commented “Our year-over-year results demonstrate the growth potential of our business model and our ability to generate substantial profits and cash flow. Our strategy is on track with our existing portfolio of brands growing nicely, our acquisition pipeline deeper and more diverse than ever before and we hope to be announcing new international agreements later this year. With our acquisition of Mossimo Inc. later this year, the Company will have purchased four brands in a little over twelve months and will have an annualized base of royalty revenue of approximately $100 million. Looking ahead to 2007, I am confident that we can continue this pace of growth and further build and diversify our portfolio of brands and royalty revenue.”

2006 Guidance:

Based upon the timing of the Mossimo closing, the treatment to recognize approximately $2 million of the tax benefit as equity rather than through the income statement, and also taking into consideration additional organic growth and acquisition opportunities this year, the Company is expanding its current 2006 full year guidance from its previously stated range of $0.75 - $0.80 per fully diluted share to a broader range of $0.70 - $0.80 per fully diluted share.

2007:

While the Company has yet to issue detailed guidance for 2007, it is currently comfortable with the First Call consensus estimate of $0.87 fully-taxed and fully diluted EPS for 2007.

Iconix Brand Group Inc. (Nasdaq: ICON - News) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S ®, BONGO ®, BADGLEY MISCHKA ®, JOE BOXER ® RAMPAGE ® and MUDD ®. The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market. Iconix, through its in-house advertising agency, advertises and markets its brands to continually drive greater consumer awareness and loyalty.

For non-GAAP measures, see accompanying reconciliation schedules.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “project”, provide “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Contact:     Warren Clamen
Chief Financial Officer
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Licensing and commission revenue	$18,409	$4,287	$31,678	$8,587

Selling, general and administrative expenses	6,817	2,734	11,501	5,308
Special charges	712	328	1,268	707

Operating income	10,880	1,225	18,909	2,572

Interest expense - net	2,882	504	4,826	1,054

Income before income taxes	7,998	721	14,083	1,518

Income taxes (benefits)	(347)	(1,790)	(1,619)	(1,780)

Net income	$8,345	$2,511	$15,702	$3,298

Earnings per share:
Basic	$0.22	$0.09	$0.42	$0.12

Diluted	$0.19	$0.08	$0.37	$0.11

Weighted average number of common shares outstanding:
Basic	38,680	28,602	37,208	28,516

Diluted	44,712	30,247	42,872	30,115

Selected Balance Sheet Data:	June 30, 2006	December 31, 2005
(in thousands)		(audited)

Total Assets	$335,141	$217,244
Total Liabilities	$162,518	$116,348
Stockholders' Equity	$172,623	$100,896

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30	June 30,	June 30
	2006	2005	2006	2005

EBITDA (1)	$11,447	$1,616	$19,826	$3,393

Reconciliation of EBITDA:
Operating income	10,880	1,225	18,909	2,572
Add: Depreciation and amortization	567	391	917	821
EBITDA	$11,447	$1,616	$19,826	$3,393

(1) EBITDA, a non-GAAP financial measure, represents income from operations before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$9,353	$1,236	$15,920	$2,568

Reconciliation of Free Cash Flow:
Net income	$8,345	$2,511	$15,702	$3,298
Add: Depreciation, amortization and changes in
the reserve for accounts receivable	1,355	515	1,837	1,050
Less: Non-cash income tax benefit	(347)	(1,790)	(1,619)	(1,780)
Free Cash Flow	$9,353	$1,236	$15,920	$2,568

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, changes in the reserve for accounts receivable and excludes non-cash income tax benefit. The Company believes Free Cash Flow is useful for evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.